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                                  EXHIBIT 99.1


                NEVADA MANHATTAN MINING ANNOUNCES SECOND QUARTER
                        REVENUES AND SHAREHOLDER DIVIDEND


Calabasas, Calif. December 9, 1997 - Nevada Manhattan Mining, Inc. (OTC/BB:NVMH) today announced that estimated revenues for the Company's second fiscal quarter ending November 30, 1997 increased by approximately 50% over the previous quarter. The Company anticipates reporting approximately $225,000 in revenues for the period.

Nevada Manhattan also announced that all shareholders of record as of December 31, 1997 will receive one share of Convertible Preferred Stock, $1.00 par value, for every 100 shares of common stock owned. The Preferred Stock will be convertible to one share of common stock for the period of one year, carry a dividend equal to 8% of par value payable in cash or stock at the Company's election, and will also contain warrants attached to purchase two additional shares at $3.00 per share for a period of two years. Preferred Shares will be callable by the Company at $3.50 per share.

Nevada Manhattan Mining owns the right to harvest virgin timber properties on up to 1.875 million accessible acres in the eastern Amazon region. Christopher D. Michaels, CEO, stated that the significant increase in Company revenues is directly a result of consistent orders for the Company's tropical hardwood. "The recently completed expansion of our sawmill facility near the city of Belem, Brazil has significantly increased the facility's capacity for the production of export-quality tropical hardwood," said Michaels. "Nevada's mill facility is now one of the largest of its kind in the region. The Company is also developing a sustainable forestry model with the assistance of Eco-Rating International, a Zurich-based environmental services company, which has provided an overview and evaluation of Nevada's timber operations in Brazil We have begun to institute training and harvesting methods outlined in the Eco-Rating report. Our goal is to balance our business expansion with the overall need to protect the environment in that part of the world."

Michaels stated that Nevada Manhattan Mining has received purchase orders for sawn tropical timber from several buyers including Nordisk Timber Ltd., Sabra International, Robco Madeiras Ltd. and Nevesexport.

Nevada Manhattan Mining is a diversified, global natural resource company. In addition to its substantial timber operations in Brazil, it also has significant gold and coal concessions in Indonesia as well as gold mining operations in Nevada. For more information on Nevada Manhattan Mining, contact Yvonne S. Cambere at 818/591-4400, or fax 818/591-4411 or e-mail at
administration@nevadamanhattan.com or visit Nevada Manhattan Mining's website at www.nevadamanhattan.com.